PaulHastings /

Paul, Hastings, Janofsky & Walker LLP
399 Park Avenue, 31st Floor, New York, New York 10022-4697 telephone 212-318-6000 / facsimile 212-319-4090 / internet www.paulhastings.com

75 East 55th Street, New York, New York, 10022-3205 telephone 212-318-6000 / facsimile 212-339-9150 / internet www.paulhastings.com

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                                                                     Exhibit 3.1


February 6, 2002

Claymore Securities, Inc.
250 North Rock Road, Suite 150
Wichita, Kansas  67206

Re:        Claymore Securities Defined Portfolio, Series 118
           -------------------------------------------------

Dear Sirs:

We have acted as special counsel for Claymore Securities, Inc. as Depositor, Sponsor, Principal Underwriter and Evaluator (the "Depositor") of Claymore Securities Defined Portfolio, Series 118 (the "Trust") in connection with the deposit of securities (the "Securities") therein pursuant to the Trust Agreement referred to below, by which the Trust was created and under which the units of fractional undivided interest (the "Units") have been issued. Pursuant to the Trust Agreement, the Depositor has transferred to the Trust certain securities and contracts to purchase certain securities together with cash or irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. (All securities to be acquired by the Trust are collectively referred to as the "Securities.")

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trust, the deposit of the Securities, and the issuance and sale of the Units:
(a) the Standard Terms and Conditions of Trust dated February 6, 2002, and the Reference Trust Agreement of even date herewith relating to the Trust (collectively, the "Trust Agreement") between the Depositor and The Bank of New York as Trustee; (b) the Closing Memorandum relating to the deposit of the Securities



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PaulHastings /



Claymore Securities, Inc.                                                      2
February 6, 2002


in the Trust; (c) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (d) the Registration Statement on Form S-6 (Registration No. 333-81826) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (e) the proposed form of final prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission on or about February 6, 2002; (f) resolutions of the Board of Directors of the Depositor authorizing the execution and delivery by the Depositor of the Trust Agreement and the consummation of the transactions contemplated thereby; (g) the Articles of Incorporation and Bylaws of the Depositor, each certified to by an authorized officer of the Depositor as of a recent date; (h) a certificate of an authorized officer of the Depositor with respect to certain factual matters contained therein ("Officers Certificate"); and (i) certificates or telegrams of public officials as to matters set forth upon therein.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be "to the best of our knowledge" or "known to us," our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trust, their review of documents provided to us by the Depositor in connection with this engagement, and inquiries of officers of the Depositor, the results of which are reflected in the Officers Certificate. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or government agency dockets.



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PaulHastings /



Claymore Securities, Inc.                                                      3
February 6, 2002

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.

Based on and subject to the foregoing, we are of the opinion that:

(1) The Trust Agreement has been duly authorized and executed and delivered by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

(2) The registration of the Units on the registration books of the Trust by the Trustee has been duly authorized by the Depositor in accordance with the provisions of the Trust Agreement and issued for the consideration contemplated therein, the Units will constitute fractional undivided interests in the Trust, and will be entitled to the benefits of the Trust Agreement. Upon payment of the consideration for the Units as provided in the Trust Agreement and the Registration Statement, the Units will be fully paid and non-assessable by the Trust.



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PaulHastings /



Claymore Securities, Inc.                                                      4
February 6, 2002


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the heading "Experts--Legal Matters" and in the Information Supplement under the heading "Tax Status". This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
Paul, Hastings, Janofsky & Walker LLP